Amendment No. 2

TO DISTRIBUTION AGREEMENT

This Amendment No. 2, dated as of 8/6/2024, is by and between American General Life Insurance Company (“AGL”) and Corebridge Capital Services, Inc. (formerly known as AIG Capital Services, Inc. and hereinafter referred to as “Distributor”) (collectively, the “Parties”).

WHEREAS, the Parties entered into a Distribution Agreement effective December 31, 2018, which was amended by Amendment No. 1 dated August 6, 2021 (the “Agreement”); and

WHEREAS, pursuant to Section 31 of the Agreement, the Parties wish to amend the Agreement for the purpose of (i) recognizing the name change of AIG Capital Services, Inc. to Corebridge Capital Services, Inc., and (ii) adding individual registered index-linked annuity contracts to the list of items included in the definition of “Contracts” under the Agreement;

WHEREAS, each of AGL and Distributor was formerly a wholly owned subsidiary of American International Group, Inc. (AIG) and is now a wholly owned subsidiary of Corebridge Financial, Inc.; and

WHEREAS, the name of Distributor was officially changed to Corebridge Capital Services, Inc. as of October 2, 2023; and

WHEREAS, AGL intends to issue to the public certain individual registered index-linked annuity contracts in addition to the other products referenced in the Agreement; and

WHEREAS, Distributor is a wholly owned indirect subsidiary of AGL and each of AGL and Distributor is controlled and managed by the management of Corebridge Financial.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the Parties hereby agree as follows:

1. The Parties under the Agreement are American General Life Insurance Company and Corebridge Capital Services, Inc.;

2. Unless otherwise indicated herein, defined terms shall have the meaning ascribed to them in the Agreement.

3. The Term “Contracts” in the Agreement is amended to include all the following items for which Distributor will serve as the principal underwriter and distributor for AGL on an agency basis:

a. Individual registered index-linked annuity contracts; and

b. Individual registered and unregistered variable insurance contracts/policies/certificates; and

c. Group registered and unregistered variable insurance contracts/policies/certificates; and

d. Contracts subject to securities regulated market value adjustments.

4. Except as set forth in this Amendment No. 2, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this Amendment and the Agreement, the terms of this Amendment No. 2 will prevail.

IN WITNESS WHEREOF, the undersigned Parties have caused this Amendment No. 2 to be duly executed and their respective corporate seals to be hereunto affixed and attested on the date first stated above.

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:	/s/ Bryan A. Pinsky
Name:	Bryan A. Pinsky
Title:	President, Individual Retirement
Date:	8/6/2024

COREBRIDGE CAPITAL SERVICES, INC.

By:	/s/ Christina M. Nasta
Name:	Christina M. Nasta
Title:	Chairman of the Board of Directors and President
Date:	8/6/2024

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